Exhibit 4.5

Form of Equity Award Agreement

SCIENTIFIC GAMES CORPORATION

TERMS AND CONDITIONS OF

INDUCEMENT EQUITY AWARD

THIS AGREEMENT, made as of the 10th day of August, 2016, between SCIENTIFIC GAMES CORPORATION (the “Company”) and Kevin Sheehan (the “Participant”).

WHEREAS, the Company and the Participant have entered into an Employment Agreement dated as of August 4, 2016 providing for the Participant’s appointment as the Company’s President and Chief Executive Officer (the “Employment Agreement”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) administers the Company’s equity incentive compensation programs and is authorized to grant stock options, restricted stock units and other awards, including to newly hired employees; and

WHEREAS, the Participant hereby is granted the restricted stock units evidenced by this Agreement as of the date hereof as an inducement to the Participant to become an employee of the Company pursuant to Nasdaq Marketplace Rule 5635(c)(4);

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows.

1.     Grant.  Pursuant and subject to the terms and conditions set forth herein, the Participant is granted, on the date hereof, 400,000 restricted stock units (representing a right to receive shares of the Company’s Class A Common Stock, $.01 par value (“Common Stock”) subject to satisfaction of the vesting conditions) (the “Units”).  The Units shall be subject to a three-year performance period from July 1, 2016 to June 30, 2019 (the “Performance Period”), and the Units shall vest upon certification by the Committee of the achievement of the performance hurdles measured over the Performance Period as follows: (i) 32.5% of the Units will vest, subject to certification by the Committee, if the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the twelve month period ended on June 30, 2019 exceeds the Company’s EBITDA for the twelve month period ending on June 30, 2016 by a total of one hundred and fifty million dollars ($150,000,000) and (ii) the other 67.5% of the Units will vest, subject to certification by the Committee, if the Company’s EBITDA for the twelve month period ending on June 30, 2019 exceeds the Company’s EBITDA for the twelve month period ending on June 30, 2016 by a total of three hundred million dollars ($300,000,000).  The target EBITDA levels shall be equitably adjusted (upwards or downwards) by the Committee in the event of acquisitions, dispositions or changes in accounting rules.

2.     Distribution of Vested Units.  As soon as administratively practicable after the completion of the Performance Period and the certification by the Committee of the achievement of the performance goals, if any, but no later than March 15th of the year following the completion of the Performance Period, the Company will deliver to the Participant a number of shares of Common Stock equal to the number of Units that vested as of the Committee’s certification, less the number of shares, if any, withheld in satisfaction of applicable withholding taxes as discussed in Section 3.

3.     Taxes.  To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to the Units.  The Company shall not be required to issue shares until such obligations are satisfied.  Unless otherwise determined by the Committee, the Company will withhold from any shares deliverable upon the vesting of the Units a number of shares sufficient to satisfy the minimum applicable withholding taxes; provided, however, that, unless otherwise determined by the Committee, the Participant will be permitted to elect, in accordance with procedures adopted from time to time by the Company, to pay the tax withholding amount in cash, in which case no shares will be withheld and the Participant will be required to pay the amount of the taxes in full by the vesting date, in cash, by certified check, bank cashier’s check or wire transfer.

4.     Effect of Termination.

(a)           In the event the employment of the Participant terminates for any reason prior to or on the eighteen (18) month anniversary of the date of grant, or in the event the Participant voluntarily terminates his employment for other than Good Reason (as defined in the Employment Agreement) or is terminated by the Company for Cause (as defined in the Employment Agreement) prior to the end of the Performance Period, all unvested Units shall be immediately forfeited;

(b)           In the event the Participant terminates his employment for Good Reason (as defined in the Employment Agreement) or the Company terminates the Participant without Cause (as defined in the Employment Agreement) at any time after the eighteen (18) month anniversary of the date of grant but before the end of the Performance Period, vesting, if any, shall occur as follows:

(i)            if the Company’s EBITDA for the twelve month period ending on the date of the last fiscal quarter completed immediately prior to the Participant’s termination does not exceed the Company’s EBITDA for the twelve month period ending on June 30, 2016 by a total of one hundred and fifty million dollars ($150,000,000), then the Units shall remain outstanding and eligible to vest as if the Participant had remained employed through the end of the Performance Period, on a pro-rata basis based on the amount of time in the Performance Period the Participant was employed, subject to satisfaction of the vesting conditions set forth in Section 1 above; provided, however, that only a maximum of 32.5% of the Units shall vest upon achievement of either of the EBITDA targets described in Section 1 above; or

(ii)           if the Company’s EBITDA for the twelve month period ending on the date of the last fiscal quarter completed immediately prior to the Participant’s termination exceeds the Company’s EBITDA for the twelve month period ending on June 30, 2016 by a total of one hundred and fifty million dollars ($150,000,000), then the Units shall remain outstanding and eligible to vest as if the Participant had remained employed through the end of the Performance Period, on a pro-rata basis based on the amount of time in the Performance Period the Participant was employed, subject to satisfaction of the vesting conditions set forth in Section 1 above; or

(c)           In the event the Participant voluntarily terminates his employment for other than Good Reason (as defined in the Employment Agreement) or is terminated by the Company for Cause (as defined in the Employment Agreement) between the end of the Performance Period and the date of certification of performance by the Committee, all unvested Units shall be forfeited on the date of termination, and, in all other respects, all such Units shall be governed by the plans and programs and the agreements and other documents pursuant to which such Units were granted, subject to certification of performance by the Committee.

(d)           For the avoidance of doubt, the provisions of Section 4(e)(v) of the Employment Agreement shall not apply with respect to the Units granted hereunder.

5.     Administration.

(a)           Authority of the Committee.  The Committee has full and final authority, in each case subject to and consistent with the provisions of this Agreement, to administer the Units, determine all matters relating the Units, construe and interpret the Units and this Agreement and correct defects, supply omissions, or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Units.  The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of the Units that is not mandatory under this Agreement.

(b)           Limitation of Liability.  The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or a subsidiary thereof, the Company’s independent auditors, consultants, or any other agents assisting in the administration of the Units or this Agreement.  Members of the Committee and any officer or employee of the Company or a subsidiary thereof acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Units, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

6.     General Provisions.

(a)           Plan Provisions.  The Units are being granted as an inducement grant, not under any equity incentive compensation program of the Company.  Notwithstanding the preceding sentence, this Agreement shall be construed as if such Units had been granted under the 2003 Incentive Compensation Plan as amended and restated on June 10, 2015 (as it may be further amended from time to time in accordance with such plan, the “Plan”) in accordance and consistent with, and subject to, the provisions of the Plan, the terms of which are incorporated herein by reference. Except as expressly set forth herein, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

(b)           Compliance with Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Common Stock or payment of other benefits under the Units until completion of such registration or qualification of such Common Stock or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Common Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require the Participant to make such representations, furnish such information and comply with or be subject to such other conditions as the Company may consider appropriate in connection with the issuance or delivery of Common Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(c)           Transferability.  The Units (including any portion thereof) may not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Participant to any party, or assigned or transferred by the Participant otherwise than by will or the laws of descent and distribution.  A beneficiary or other person claiming any rights under the Agreement from or through the Participant shall be subject to all terms and conditions of this Agreement except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(d)           Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate hereunder, then the Committee shall, in such manner as it may deem equitable, adjust any or all of the number and kind of shares of Common Stock or other securities subject to or deliverable in respect of the outstanding Units.

(e)           Limitation on Rights Conferred.  Neither this Agreement nor any action taken hereunder shall be construed as (i) giving the Participant the right to continue in the employ or service of the Company or a subsidiary thereof, (ii) interfering in any way with the right of the Company or a subsidiary thereof to terminate the Participant’s employment or service at any time, (iii) giving the Participant any claim to be granted any award under any option or benefit plan or to be treated uniformly with other participants and employees, or (iv) conferring on the Participant any voting, dividend or other rights of a stockholder of the Company unless and until shares of Common Stock covered by the Units are issued to the Participant in connection with the vesting of the Units in accordance with the applicable terms of the Units.

(f)            Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Units.  The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(g)           Consideration for Grant.  Participant shall not be required to pay any cash consideration for the grant of the Units.  In the case of the grant of Units, as to which cash consideration at the time of grant or vesting shall not be required, the Participant’s performance of services to the Company from the grant date to the date of vesting shall be deemed to be consideration for the grant, which services have a value at least equal to the aggregate par value of the shares being newly issued in connection with the grant.

(h)           Insider Trading Policy Applicable.  Participant acknowledges that sales of shares received with respect to the Units will be subject to the Company’s policies regulating trading by directors, employees and consultants.

7.     Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

8.     Interpretation; Integration.  This Agreement, the applicable provisions of the Employment Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or in the Plan (or in the applicable provisions of the Employment Agreement).  This Agreement and the Plan (together with the applicable provisions of the Employment Agreement) supersede all prior agreements and understandings between the parties with respect to its subject matter.

9.    Governing Law; Venue/Forum. In order to promote uniformity and predictability of treatment concerning matters related to the Units by the Company, the laws of the State of Delaware where the Company is incorporated will govern the Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties, regardless of any conflicts of law principles of Delaware or any other state.  Any legal action arising from or related to this Agreement shall be litigated in a state or federal court of competent jurisdiction located in Las Vegas, Nevada.  The parties expressly consent to the personal jurisdiction of the aforementioned courts over them and waive any all objections to the foregoing venue/forum selection (including, without limitation, any objection based on amount of contact with the selected venue, or the cost, convenience or location of relevant persons).

10.  Restrictive Covenant Condition.  The Participant hereby acknowledges and agrees that the receipt of the Units, including any right to receive the shares of Common Stock following vesting of the Units or retain the profit from the sale of shares of Common Stock subject to the Units, is conditioned upon Participant’s compliance with the non-competition, non-solicitation, non-disparagement and non-disclosure provisions contained in the Employment Agreement (as such provisions may be supplemented from time to time).

11.  Data Privacy.  For Participants in certain jurisdictions, the data privacy laws of such jurisdictions may require the Participants’ consent to the use and transfer of certain personal information necessary to administer the Units.  Accordingly, if applicable, the Participant hereby acknowledges and agrees that the Participant’s receipt of the Units, including any right to receive the shares of Common Stock following vesting of the Units or retain the profit from the sale of shares of Common Stock subject to the Units, is conditioned upon Participant’s consent to the use and transfer of such personal information pursuant to the consent previously executed by the Participant or, if the Participant has not previously executed such a consent, to the provisions of the consent form which accompanies this Agreement (as such form may be supplemented from time to time).  Participant’s execution of this Agreement constitutes acceptance and ratification of this condition and the Participant’s consent to the use and transfer of certain personal information in connection with the Units pursuant to the provisions of such consent form (as such form may be supplemented from time to time).

12.  Administrator. The Company has retained Fidelity Stock Plan Services, LLC as a third-party administrator to assist in the administration and management of equity awards granted by the Company (the “Administrator” or “Fidelity”).  A listing of the Units may be viewed through the Administrator’s website at

www.NetBenefits.com once the Participant has established an account with the Administrator.  The Administrator shall handle the processing of vesting and settlement of the Units.  The Company reserves the right to replace Fidelity as the Administrator at any time in the Company’s sole discretion.

13.  Participant Acknowledgment.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of this Agreement and the Units shall be final and conclusive.

14.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

15.  Successors and Assigns.  The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and/or the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Units may be transferred by will or the laws of descent or distribution.

16.  Severability. The invalidity or unenforceability of any provision of  this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

17.  Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and shall be interpreted consistent with this intent so as to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Internal Revenue Code.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement as of the day and year first written above.

SCIENTIFIC GAMES CORPORATION

By:
Name:
Title:

PARTICIPANT:

Kevin Sheehan